UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2023

TransDigm Group Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street,	Suite 3000,	Cleveland,	Ohio	44114
(Address of principal executive offices)				(Zip Code)
(216) 706-2960
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, $0.01 par value	TDG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.
On November 9, 2023, TransDigm Group Incorporated (“TransDigm Group”) issued a press release (the “Press Release”) announcing its definitive agreement to acquire the Electron Device Business (“the Company”) of Communications & Power Industries, a portfolio company of TJC, L.P., for approximately $1.385 billion in cash. A copy of this press release is filed with this Current Report as Exhibit 99.1 and is incorporated herein by reference.
The Company is a leading global manufacturer of electronic components and subsystems primarily serving the aerospace and defense market. The Company’s products are highly-engineered, proprietary components with significant aftermarket content and a strong presence across major aerospace and defense platforms. Approximately 70% of its revenue is derived from the aftermarket, and nearly all of its revenue is generated from proprietary products. The Company generated approximately $300 million in revenue for its fiscal year ended September 30, 2023. The acquisition is expected to close by the end of TransDigm Group’s third fiscal quarter of 2024, subject to the receipt of regulatory approvals in the United States and United Kingdom and the satisfaction of customary closing conditions. The acquisition is expected to be financed through existing cash on hand as well as new long-term debt.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are being filed with this Current Report of Form 8-K:

Exhibit No.	Description
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Sarah Wynne
Name:	Sarah Wynne
Title:	Chief Financial Officer (Principal Financial Officer)

Dated: November 9, 2023